Set forth below is a summary of the material terms of the informal consulting arrangement between Kronos Worldwide, Inc. ("Kronos") and Dr. Larry A. Wigdor

Dr.  Wigdor  will  provide  ongoing  management   involvement  in  Kronos'  TiO2
operations.

The consultancy will begin on August 1, 2003 and may be terminated by either party at any time.

Beginning on August 1, 2003 Dr. Wigdor will receive a monthly payment of $84,000.

Dr. Widgor received a payment of $461,000 on August 1, 2003.

Dr. Widgor received a payment of $461,000 on February 1, 2004 following Kronos' achievement of 2003 segment profit of $130 million (as Kronos defines that term internally).

Beginning in 2004, Dr. Wigdor will receive annual payments that are no less than the average bonus paid to the three executives of NL and Kronos combined receiving the highest paid bonuses for 2004 and 2005, respectively, excluding the Chief Executive Officer of NL.

If Kronos terminates the consultancy arrangement prior to September 30, 2005, Dr. Wigdor will receive eight months compensation, medical and dental coverage through September 30, 2005. In addition, if the arrangement is terminated in 2004 or thereafter, Dr. Wigdor will receive a pro-rata portion of the annual payment for the year in which the termination occurs.

The arrangement provides Dr. Wigdor various other benefits, such as an office, secretarial support, certain indemnities and health care and related welfare benefits.